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                                                             EXHIBIT (j)




                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 23 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 10, 1999 relating to the financial statements and financial highlights appearing in the the December 31, 1998 Annual Report of the LB Series Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 24, 1999


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